Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-157171 on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Public Service Company of Colorado and subsidiaries, and the effectiveness of Public Service Company of Colorado’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Public Service Company of Colorado and subsidiaries for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
March 1, 2010